FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, is made this 21st of April, 2026, by and among Fidelity Rutland Square Trust II (the “Fidelity Trust”), a statutory trust organized under the State of Delaware, on behalf of itself and its current and future series as identified on Schedule A, severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and each trust identified on Schedule B (each, an “Underlying Trust”), on behalf of itself and its respective series identified on Schedule B, severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”).
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.
I.TERMS OF INVESTMENT
1.1In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows solely with respect to an investment by such Acquiring Fund in an Acquired Fund that exceeds the limits in Section 12(d)(1)(A)(i) of the 1940 Act:

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

Fidelity Confidential Information

#2801813

(ii)     Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.
1.2Section 1.1 shall not apply to any purchases or sales of Acquired Funds that are listed in the secondary market.
1.3In order to assist the Acquiring Fund’s investment adviser (the “Adviser”) or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund and its Adviser (and if applicable, sub-adviser) with information reasonably requested to comply with the terms and conditions of the Rule, including information on the fees and expenses of the Acquired Fund.
II.REPRESENTATIONS OF THE ACQUIRING AND ACQUIRED FUNDS
2.1In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
2.2Each Acquired Fund agrees that any information regarding planned purchases or redemptions of shares of an Acquired Fund provided pursuant to Section 1.1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of the Acquiring Fund, except for directors/trustees, officers, employees, accountants and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement.
2.3 Each Acquired Fund represents that it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief.

Fidelity Confidential Information

2.4In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund;(ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule or this Agreement with respect to its investment in such Acquired Fund such that the Acquired Fund would not be permitted to rely on the Rule with respect to Section 12(d)(1)(B), as such Rule is interpreted or modified by the SEC or its staff from time to time.
III.CERTIFICATIONS
3.1Each Underlying Trust, on behalf of itself and its respective Acquired Funds, agrees to deliver to the Fidelity Trust and the Adviser upon the request of Fidelity Trust or the Adviser, no more frequently than on an annual basis, a certificate, duly certified by the President or any Vice President of the Underlying Trust, substantially in the form attached hereto as Exhibit A.
3.2Each Underlying Trust, on behalf of itself and its respective Acquired Funds, acknowledges that such certificate will be accepted and reasonably relied upon by the Fidelity Trust, the Adviser and their affiliates as conclusive evidence of the facts set forth therein.
IV.INDEMNIFICATION
4.1American Century Investment Management, Inc. (the “Acquired Fund Adviser”) will at all times indemnify, defend and hold harmless the Fidelity Trust, the Adviser and their affiliates and their respective officers, directors/trustees, shareholders, employees, agents, successors and assigns (collectively, the “Indemnified Parties”) from and against, and shall reimburse the Indemnified Parties for, any and all claims (actual or threatened), damages, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with an Acquired Fund’s failure to comply with the terms of this Agreement or the Rule or an Acquired Fund’s (or its agents’ or delegates’) willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties under this Agreement or the Rule.
4.2The Acquired Fund Adviser shall not be liable under Section 4.1 with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of an Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s obligations or duties under this Agreement or the Rule.
V.NOTICES
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered mail, overnight mail or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

Fidelity Confidential Information

If to the Fidelity Trust or an Acquiring Fund:

E-mail: fofcoe@fmr.com
If to an Underlying Trust or an Acquired Fund:

American Century ETF Trust
4500 Main Street
Kansas City, MO 64111
Attn: General Counsel
Email: LG-Legal_Notices@americancentury.com
With a copy to:

American Century Investment Management, Inc.
4500 Main Street
Kansas City, MO 64111
Attn: General Counsel
Email: LG-Legal_Notices@americancentury.com

VI.TERMINATION; ASSIGNMENT; AMENDMENT; GOVERNING LAW
6.1This Agreement shall be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6.2.
6.2This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party; provided, however, that the provisions of Sections 4.1, 4.2 and 8.3 shall survive the termination of this Agreement. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.
6.3This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.
6.4This Agreement may be amended only by a writing that is signed by each affected party.
6.5This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

Fidelity Confidential Information

6.6In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Fidelity Trust.
6.7In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of an Underlying Trust. For the avoidance of doubt, this Section shall not impact the obligations and agreements of the Acquired Fund Adviser under the indemnification and third-party beneficiary provisions herein.
6.8The parties are hereby put on notice that no director/trustee, officer, employee, agent, or shareholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Funds.
VII.USE OF NAME
7.1Each Underlying Trust hereby consents to the use of its name, the name of each Acquired Fund and the names of their affiliates (i) in the Acquiring Funds’ disclosure documents and shareholder communications, (ii) solely for the purpose of discussing and/or identifying an Acquiring Fund’s investment in an Acquired Fund, in the Acquiring Fund’s advertising, sales literature and similar communications, and/or (iii) as otherwise required by applicable laws, rules and regulations. No Acquired Fund shall use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Fidelity Trust, an Acquiring Fund, or any of their affiliates in its marketing materials unless it first receives prior written approval of the relevant Acquiring Fund and its investment adviser.
7.2It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

VIII.MISCELLANEOUS
8.1Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.
8.2Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

Fidelity Confidential Information

8.3Third-Party Beneficiary. Underlying Trust, on behalf of each Acquired Fund, and the Acquired Fund Adviser each acknowledge and agree that notwithstanding anything contained in this document to the contrary, the Adviser is and shall be an intended third-party beneficiary of this Agreement, including but not limited to the indemnification rights provided for in Section IV above.
8.4Additional Acquiring Funds and Acquired Funds; Additional Investment Companies.
8.4.1In the event that the Fidelity Trust or an Underlying Trust wishes to include one or more series in addition to those originally set forth on Schedules A and B, respectively, the relevant party shall so notify the other party in writing, and if the other party agrees in writing, such series shall hereunder become an Acquiring Fund or Acquired Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.
8.4.2Certain open-end investment companies (or series thereof) advised by Fidelity Management & Research Company LLC (“FMR”) or any investment adviser controlling, controlled by or under common control with FMR (each, an “Affiliated Investment Company”) may subsequently determine to invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and (B) in reliance on the Rule and may desire to be included under this Agreement. In such event, such Affiliated Investment Company shall so notify the Underlying Trust in writing, and if the Underlying Trust agrees in writing, such Affiliated Investment Company shall hereunder become a Fidelity Trust or Acquiring Fund, as the case may be, and Schedule A shall be amended accordingly.
8.5Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

[The remainder of this page intentionally left blank.]

Fidelity Confidential Information

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIDELITY RUTLAND SQUARE TRUST II, on behalf of itself and the Acquiring Funds listed on Schedule A, Severally and Not Jointly

/s/ Heather Bonner
Name:     Heather Bonner
Title:     President & Treasurer

Each Underlying Trust on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly

/s/ Patrick Bannigan
Name: Patrick Bannigan
Title: President

Agreed to and accepted as to Sections IV and 8.3 only:

American Century Investment Management, Inc.

/s/ Margie Morrison
Name: Margie Morrison
Title: Senior Vice President

Fidelity Confidential Information

SCHEDULE A
Fidelity Trust and Acquiring Funds

Fidelity Trust	Acquiring Funds
Fidelity Rutland Square Trust II (“RS II”)	All current and future series of RS II

Fidelity Confidential Information

SCHEDULE B
Underlying Trusts and Acquired Funds

Underlying Trusts	Acquired Funds
American Century ETF Trust	Avantis International Small Cap Value ETF

Fidelity Confidential Information

Exhibit A
Form of Officer’s Certificate

I, [ ], the duly elected and qualified [President/Vice President] of [ ] hereby certify in my capacity as such officer, pursuant to that certain Fund of Funds Investment Agreement, dated as of [ ], by and among Fidelity Rutland Square Trust II, on behalf of itself and the Acquiring Funds, and each Underlying Trust, on behalf of itself and its respective Acquired Funds (the “Investment Agreement”), that during the preceding calendar year:

(a)    no Acquired Fund purchased or otherwise acquired the securities of an investment company or private fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund had an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief; and

(b)    each Acquired Fund complied with all applicable terms and conditions of the Rule and the Investment Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Investment Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the ____ day of _______, 202_.

                        _____________________________
                        Name:
                        Title: [President/Vice President]

Fidelity Confidential Information